 Exhibit 99.1

Big Sky Industrial Inc. Reports Third Quarter 2026 Results and Highlights Phase 1 Construction Progress at Big Sky Carbon Hub

HOUSTON, November 10, 2026 (GLOBE NEWSWIRE) — Big Sky Industrial Inc. (NASDAQ: BSIN) (“Big Sky Industrial” or the “Company”), an integrated industrial gas, energy, and carbon management company, today reported financial and operating results for the three and nine months ended September 30, 2026, while highlighting construction and development progress during the quarter at the Company’s Big Sky Carbon Hub, its flagship project in Montana.

MANAGEMENT COMMENTS

“The third quarter was about execution, and we are pleased with where the project stands,” said Ryan Smith, President and Chief Executive Officer of Big Sky Industrial. “Our in-field gathering and injection lines are complete, and our long-lead equipment has been procured, including the natural gas-fired generators that will power the plant. Plant fabrication is underway, on-site civil work begins in the coming weeks, and construction remains on schedule. We are targeting first production in spring 2027, a window that leaves sensible room for commissioning and the Montana winter. From day one, our helium is sold under a five-year, 100% take-or-pay contract. In October, the Department of Energy designated helium a critical material, which underscores the value of the domestic supply we are building in Montana.

“Our Big Rose MRV plan is in the final stage of the EPA’s approval process. We submitted the plan in October 2025 and, because of the federal government shutdown, it was accepted by the agency in November 2025. Historically, EPA approvals of comparable plans have generally taken 12 months or longer, so our timing is in line with precedent, even if we had hoped for a quicker outcome. Our materials are complete, nothing in the agency’s feedback has changed our expectation of approval, and while the timing of a final decision rests with the EPA, we remain confident in the outcome. On the financing side, we are in discussions on a new, larger credit facility that would expand our borrowing capacity and financial flexibility, and our 45Q monetization discussions are progressing. The path to first production is clear, and we are executing against our plan.”

THIRD QUARTER 2026 STRATEGIC AND OPERATIONAL HIGHLIGHTS

●	Phase 1 Processing Facility Fabrication Underway. Fabrication of the modular Phase 1 processing facility for the Big Sky Carbon Hub has begun under the Company’s fixed-scope engineering, procurement, and construction (“EPC”) agreement with CANUSA EPC. Equipment installation at the site is planned from late in the fourth quarter of 2026 into the first quarter of 2027, and the schedule allows for winter weather in Montana. The plant is designed to produce approximately 14 MMcf of high-purity helium per year and to capture and permanently sequester or utilize approximately 125,000 metric tons of CO₂ annually at initial operations.

●	Five-Year, 100% Take-or-Pay Helium Offtake in Place. In April 2026, the Company executed a five-year helium sales agreement with an investment-grade global industrial gas company for the sale of contained helium produced at Big Sky. The contract is structured as 100% take-or-pay over a five-year initial term at a fixed, all-in price of $285 per Mcf realized at the plant gate, with CPI-linked escalation beginning March 1, 2028, and a year-three pricing redetermination. The buyer is responsible for all transportation, logistics, and downstream delivery, so the Company realizes the full $285 per Mcf at the plant gate with no midstream or delivery deductions. The agreement provides contracted revenue from first production.

●	Expanded Credit Facility and 45Q Financing Advancing. The Company is advancing two complementary financing processes. It is in discussions on a new, larger senior secured credit facility that would expand its borrowing capacity and financial flexibility. In parallel, discussions on monetizing its Phase 1 Section 45Q tax credits are progressing.

●	Big Rose MRV Plan in Final Stage of EPA Approval Process. The Company has submitted two Monitoring, Reporting, and Verification (“MRV”) plans to the EPA. The Big Rose plan and its associated injection well are where the Company plans to sequester the CO₂ captured in Phase 1 as well as future phases. The plan was submitted on October 9, 2025 and, following the federal government shutdown, was accepted by the EPA on November 12, 2025. The plan is now in the final stage of the EPA’s approval process. Historically, EPA approvals of comparable plans have generally taken 12 months or longer. The Company has addressed the EPA’s comments and is awaiting final agency action. The Cut Bank plan, which was submitted on December 17, 2025, supports the Company’s CO₂-enhanced oil recovery development at its Cut Bank field over the longer term as the Company moves through future phases. That plan also continues to move through the EPA process. MRV approval is not a condition to starting the Phase 1 plant or selling helium.

●	In-Field Gathering and Injection Lines Complete. Installation of the in-field lines connecting the Company’s production wells to the processing facility and carrying CO₂ to the Big Rose injection well has been completed. The Company’s three production wells are drilled, completed, and ready for tie-in to the installed gathering lines, and two Class II permitted injection wells are operational.

●	Phase 2 Planning Underway. Engineering and planning are underway for Phase 2, a second processing plant on the same footprint that would use the Company’s existing infrastructure, permits, and field operations. A final investment decision on Phase 2 is expected in the coming months. The Company expects to provide additional detail as planning progresses.

●	Helium Added to U.S. Critical Materials List. On October 23, 2026, the U.S. Department of Energy designated helium a critical material under the Energy Act of 2020, citing helium’s essential role in semiconductor manufacturing and other advanced technologies, as well as growing supply chain risk. The Company believes the designation underscores the strategic value of secure, domestic helium supply such as the Big Sky Carbon Hub.

NEXT MILESTONES

●	Big Rose MRV Approval. In the final stage of the EPA approval process. Timing of a final determination rests with the EPA.

●	Phase 1 Plant Installation. On-site civil work beginning in the coming weeks, with equipment installation from late in the fourth quarter of 2026 into the first quarter of 2027.

●	Expanded Credit Facility. Discussions ongoing on a new, larger senior secured credit facility.

●	Section 45Q Credit Monetization. Discussions ongoing and progressing.

●	First Production and First Helium Sales. Spring 2027.

●	Phase 2 Final Investment Decision. To follow completion of financing and final plant sizing.

BALANCE SHEET AND LIQUIDITY UPDATE

As of September 30, 2026, Big Sky Industrial had a cash balance of $2.9 million and total available liquidity of $14.4 million, including $11.5 million of undrawn capacity under the Company’s amended senior secured credit facility. Subsequent to quarter end, the Company sold 15 non-core wells in East Texas for net proceeds of approximately $0.4 million, with the buyer assuming approximately $0.9 million of asset retirement obligations.

	Balance as of
	September 30, 2026	December 31, 2025
Cash and debt balance:
Total debt outstanding	$8,500	$2,500
Less: Cash balance	$2,915	$429
Net debt balance	$5,585	$2,071

Liquidity:
Cash balance	$2,915	$429
Plus Credit facility availability	$11,500	$7,500
Total Liquidity	$14,415	$7,929

Third QUARTER 2026 FINANCIAL RESULTS

Third quarter 2026 production was 30,628 barrels of oil equivalent (“BOE”) (76% oil), compared to 35,326 BOE in the third quarter of 2025. For the third quarter 2026 revenue totaled $2.0 million (93% oil), compared to third quarter of 2025 revenue of $1.7 million. Third quarter 2026 realized average sales prices of $77.30/bbl and $3.35/mcf for oil and natural gas, respectively, resulting in an average realized price of $63.83/BOE as compared to third quarter 2025 which averaged $60.12/bbl, $2.82/mcf for oil and natural gas, respectively, resulting in an average realized price of $49.20/BOE. Revenue increased 12% year over year, as a 30% increase in the average realized price per BOE more than offset lower volumes. The decline in production primarily reflects the Company’s 2025 divestitures of its Wyoming and West Texas properties and natural production declines in its remaining assets. As previously communicated, the legacy asset monetization program funded the Company’s pivot to its industrial gas, energy, and carbon management platform.

Third quarter 2026 lease operating expense totaled $2.1 million, compared to $1.0 million for the third quarter 2025. The increase reflects approximately $1.2 million of remediation and related costs associated with the previously disclosed release of produced fluids from a gathering line in the Company’s legacy oil operations, which was identified and remediated during the quarter. The Company has submitted a claim under its general liability insurance policy, which provides $1.0 million of coverage for pollution clean-up costs after a $0.1 million per-occurrence deductible, and the Company expects to recover up to $1.0 million of these costs. Due to the claim pending approval, no insurance receivable was recognized as of September 30, 2026. Excluding these costs, lease operating expense was $0.9 million, or $29.71 per BOE, compared to $29.58 per BOE in the third quarter of 2025.

Cash general and administrative expense totaled $1.6 million for the third quarter 2026 compared to $1.7 million for the third quarter 2025. The decrease primarily reflects lower accounting and tax professional fees. On a sequential basis, cash general and administrative expense declined from $1.8 million in the second quarter of 2026. Equity compensation expense totaled $0.6 million for the third quarter of 2026, compared to $0.4 million for the third quarter of 2025.

Big Sky Industrial reported a net loss of $3.5 million, or ($0.07) per share during the third quarter 2026, compared to a net loss of $3.3 million, or ($0.10) per share in the third quarter of 2025, which included a $0.9 million impairment of oil and natural gas properties. Adjusted EBITDA, which excludes $1.2 million of environmental remediation costs, was $(0.8) million, compared to $(1.3) million in the third quarter of 2025.

CONFERENCE CALL DETAILS

Big Sky Industrial will host a conference call to discuss its third quarter 2026 financial and operating results on Wednesday, November 11, 2026 at 9:00 a.m. Eastern Time/8:00 a.m. Central Time, followed by a question-and-answer period. Interested parties may submit questions prior to the call by emailing the Company's investor relations email at IR@bigskyindustrialinc.com. A webcast of the call will be available on the Investor Relations section of the Company’s website at www.bigskyindustrialinc.com, and a replay of the teleconference will be available through November 25, 2026.

Date: Wednesday, November 11, 2026

Time: 9:00 a.m. Eastern Time

Toll-free dial-in number: 877-407-3982

International dial-in number: 201-493-6780

Conference Registration: Link

Webcast Registration: Link

Domestic Replay: 844-512-2921

International Replay: 412-317-6671

Access ID: 13763553

ABOUT BIG SKY INDUSTRIAL INC.

Big Sky Industrial Inc. (NASDAQ: BSIN) is a Houston-based industrial gas, carbon management, and energy company with operations focused on the Big Sky Carbon Hub and Cut Bank oil field in Montana’s Kevin Dome region. The Company’s asset base supports three distinct business lines: helium production, carbon management, and low-decline oil production. Big Sky Industrial is focused on developing an integrated platform that leverages helium, which the U.S. Department of Energy has designated a critical material, carbon management opportunities supported by Section 45Q federal tax credits, and conventional oil production from its owned and operated assets. The Company’s operations are designed to generate revenue from multiple independent sources across helium, carbon management, and oil. For more information, please visit www.bigskyindustrialinc.com.

INVESTOR RELATIONS CONTACT

Mason McGuire

IR@bigskyindustrialinc.com

(303) 993-3200

www.bigskyindustrialinc.com

MEDIA CONTACT

media@bigskyindustrialinc.com

X: @BSIN_IR

LinkedIn: Big Sky Industrial Inc.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, risks relating to: the Company’s ability to complete construction of the Big Sky Carbon Hub on time and on budget; the Company’s ability to comply with the terms of its senior credit facilities; the Company’s access to capital on acceptable terms and potential dilution caused thereby; the Company’s ability to enter into a new credit facility and complete the monetization of its Section 45Q credits on acceptable terms or at all; the timing and outcome of the EPA’s review of the Company’s Monitoring, Reporting, and Verification plans; the amount and timing of any insurance recovery; the volatility of commodity prices, including helium, oil and natural gas; the Company’s success in discovering, estimating, developing and replacing reserves; risks related to the status and availability of gathering, transportation, processing, and storage facilities; risks relating to regulatory changes, including those related to the Section 45Q tax credit, carbon dioxide and greenhouse gas emissions; the business, economic and political conditions in the markets in which the Company operates; actions of competitors or regulators; inflationary risks and changes in interest rates; the potential disruption or interruption of the Company’s operations due to war, accidents, political events, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the Company’s control; and other risk factors included from time to time in documents the Company files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company’s publicly filed reports, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, and future annual reports and quarterly reports. These reports and filings are available at www.sec.gov. Unknown or unpredictable factors also could have material adverse effects on the Company’s future results.

FINANCIAL STATEMENTS

BIG SKY INDUSTRIAL INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30, 2026	December 31, 2025

ASSETS
Current assets:
Cash and equivalents	$2,915	$429
Oil and natural gas sales receivables	704	454
Marketable equity securities	89	146
Other current assets	853	956

Total current assets	4,561	1,985

Oil and natural gas properties under full cost method and industrial gas properties:
Evaluated oil and natural gas properties	132,837	132,459
Less accumulated depreciation, depletion and amortization	(118,239)	(117,237)

Net oil and natural gas properties	14,598	15,222

Unproved industrial gas properties, not subject to amortization	42,502	22,479

Other Assets:
Property and equipment, net	274	318
Right-of-use asset	220	356
Other assets	328	270

Total other assets	822	944

Total assets	$62,483	$40,630

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,054	$1,592
Revenue and royalties payable	3,977	3,921
Commodity derivative liability	140	-
Asset retirement obligations	477	300
Lease obligation	221	210

Total current liabilities	11,869	6,023

Noncurrent liabilities:
Credit facility	8,500	2,500
Asset retirement obligations	7,939	7,706
Lease obligation, net of current	38	206

Total noncurrent liabilities	16,477	10,412

Total liabilities	28,346	16,435

Commitments and contingencies (Note 8)

Shareholders’ equity:
Common stock, $0.01 par value; 245,000,000 shares authorized; 52,499,955 and 34,405,143 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	525	345
Additional paid-in capital	254,484	235,762
Accumulated deficit	(220,872)	(211,912)

Total shareholders’ equity	34,137	24,195

Total liabilities and shareholders’ equity	$62,483	$40,630

BIG SKY INDUSTRIAL INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE Three and Nine Months Ended September 30, 2026 AND 2025

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Revenue:
Oil	$1,810	$1,587	$5,221	$5,201
Natural gas and liquids	145	151	473	758
Total revenue	1,955	1,738	5,694	5,959

Operating expenses:
Lease operating expenses	2,110	1,045	4,016	4,189
Production taxes	158	136	453	432
Depreciation, depletion, accretion and amortization	531	816	1,681	3,053
Impairment of oil and natural gas properties	-	869	-	3,628
Exploration expense	88	128	310	174
General and administrative expenses	2,201	2,113	7,895	6,754
Loss on sale of assets	-	10	-	434
Total operating expenses	5,088	5,117	14,355	18,664

Operating loss	(3,133)	(3,379)	(8,661)	(12,705)

Other income (expense):
Commodity derivative (loss), net	(336)	-	(169)	-
Interest expense, net	-	(72)	(74)	(167)
Other income, net	(27)	110	(56)	362
Total other (expense)	(363)	38	(299)	195

Net loss before income taxes	$(3,496)	$(3,341)	$(8,960)	$(12,510)
Income tax expense	-	-	-	-
Net loss	$(3,496)	$(3,341)	$(8,960)	$(12,510)

Basic and diluted weighted average shares outstanding	52,495,280	32,793,272	48,556,122	33,630,832
Basic and diluted loss per share	$(0.07)	$(0.10)	$(0.18)	$(0.37)

BIG SKY INDUSTRIAL INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE Nine Months Ended September 30, 2026 AND 2025

(in thousands)

	2026	2025

Cash flows from operating activities:
Net loss	$(8,960)	$(12,510)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation, depletion, accretion, and amortization	1,681	3,053
Impairment of oil and natural gas properties	-	3,628
Loss on sale of assets	-	434
Commodity derivatives loss	140	-
Loss (gain) on marketable equity securities	57	(180)
Amortization of debt issuance costs	28	100
Stock-based compensation	1,708	1,454
Right-of-use asset amortization	135	129
Shares issued to consultants	176	-
Changes in operating assets and liabilities:
Oil and natural gas sales receivables	(250)	807
Accounts payable and accrued liabilities	516	(2,583)
Other operating assets and liabilities, net	161	(467)
Payments on operating lease liability	(156)	(146)

Net cash used in operating activities	(4,764)	(6,281)

Cash flows from investing activities:
Acquisition of industrial gas properties	-	(2,128)
Industrial gas properties capital expenditures	(15,170)	(7,653)
Oil and natural gas properties capital expenditures	(485)	(18)
Property and equipment expenditures	-	(4)
Net proceeds from sale of oil and natural gas properties	-	134

Net cash used in investing activities	(15,655)	(9,668)

Cash flows from financing activities:
Borrowings on credit facility	6,000	-
Financing costs	(113)	-
Shares withheld to settle tax withholding obligations for restricted stock awards	(171)	(346)
Repurchases of common stock	-	(316)
Related party share repurchase	-	(1,574)
Proceeds from underwritten offering	8,086	11,877
Proceeds from committed equity facility	9,103	-

Net cash provided by financing activities	22,905	9,641

Net change in cash and equivalents	2,486	(6,308)

Cash and equivalents, beginning of period	429	7,723

Cash and equivalents, end of period	$2,915	$1,415

ADJUSTED EBITDA RECONCILIATION

In addition to our results calculated under generally accepted accounting principles in the United States (“GAAP”), in this earnings release we also present Adjusted EBITDA. Adjusted EBITDA is a “non-GAAP financial measure” presented as supplemental measures of the Company’s performance. It is not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company defines Adjusted EBITDA as net income (loss), plus net interest expense, net unrealized loss (gain) on change in fair value of derivatives, income tax (benefit) expense, deferred income taxes, depreciation, depletion, accretion and amortization, one-time costs associated with completed transactions and the associated assumed derivative contracts, non-cash share-based compensation, transaction related expenses, transaction related acquired realized derivative loss (gain), loss (gain) on marketable securities, and environmental remediation costs, net of related insurance recoveries. Company management believes this presentation is relevant and useful because it helps investors understand Big Sky Industrial’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA is presented because we believe it provides additional useful information to investors due to the various noncash items during the period. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: Adjusted EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments; although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and other companies in this industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

The Company’s presentation of this measure should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of this non-GAAP measure to the most comparable GAAP measure, below. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view this non-GAAP measure in conjunction with the most directly comparable GAAP financial measure.

	Three months ended September 30,
	2026	2025
Adjusted EBITDA Reconciliation
Net Income (Loss)	$(3,496)	$(3,341)

Depreciation, depletion, accretion and amortization	531	816
Non-cash loss on commodity derivatives	307	-
Interest Expense, net	-	72
Income tax benefit	-	-
Non-cash stock based compensation	593	420
Loss on sale of assets	-	10
Loss (gain) on marketable securities	27	(101)
Impairment of oil and natural gas properties	-	869
Environmental remediation costs	1,200	-
Total Adjustments	2,658	2,086

Total Adjusted EBITDA	$(838)	$(1,255)